EXHIBIT 99.1

IXYS Corporation Reports Increased Profits for the September 2016 Quarter

Quarter-End Highlights:

  Gross profit margin for the quarter ended September 30, 2016 was 32.4%, in line with gross profit margin for the September 2015 quarter. Importantly, the gross profit margin increased by 260 basis points from 29.8% gross profit margin in the June 2016 quarter.
  Net income of $3.9 million for the September 2016 quarter was an increase of $662,000, or 20.2%, as compared to $3.3 million of net income in the prior year comparable quarter. Sequentially, the September 2016 quarter net income increased by $916,000, or 30.3%, as compared to $3.0 million of net income in the June 2016 quarter.

LEIDEN, Netherlands and MILPITAS, Calif., Nov. 02, 2016 (GLOBE NEWSWIRE) -- IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its second fiscal quarter ended September 30, 2016.

Net revenues for the quarter were $78.6 million versus $80.3 million in net revenues for the September 2015 quarter. For the six months ended September 30, 2016, IXYS reported net revenues of $159.3 million, as compared to net revenues of $162.3 million for the same period in the prior fiscal year.

“We are pleased with the increased profitability of IXYS while investing in new products and improved manufacturing efficiencies. We continue to penetrate new applications in the transportation, medical and IoT markets,” said Dr. Nathan Zommer, Founder and CEO of IXYS. “IXYS has focused on designing higher margin products, benefitting from The World of IXYSTM marketing campaign. Today, we offer the total customer solution, from microcontrollers to driver ICs to power semiconductors, which may continue to drive better gross margins going forward.”

Net income for the quarter ended September 30, 2016 was $3.9 million, or $0.12 per diluted share, an increase of $662,000, or 20.2%, as compared to net income of $3.3 million, or $0.10 per diluted share, for the September 2015 quarter. Sequentially, net income in the September 2016 quarter increased by $916,000, or 30.3%, from net income of $3.0 million in the June 2016 quarter. The September 2016 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $5.1 million, or $0.16 per diluted share, as compared to the non-GAAP net income of $5.2 million, or $0.16 per diluted share, for the same period in the prior fiscal year.

Net income for the six months ended September 30, 2016 was $7.0 million, or $0.22 per diluted share, an increase of $696,000, or 11.1%, as compared to net income of $6.3 million, or $0.19 per diluted share, for the same period in the prior fiscal year. For the six months ended September 30, 2016, non-GAAP net income, which excludes the impact of charges for the amortization of acquired intangible assets and stock compensation, was $9.7 million, or $0.30 per diluted share, as compared to the non-GAAP net income of $10.2 million, or $0.31 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended September 30, 2016 was $25.5 million, or 32.4% of net revenues, as compared to gross profit of $26.0 million, or 32.4% of net revenues, for the same quarter in the prior fiscal year.  On a sequential basis, the gross profit margin increased by 260 basis points from 29.8% of net revenues, or $24.0 million of gross profit, in the June 2016 quarter. Gross profit for the six months ended September 30, 2016 was $49.4 million, or 31.0% of net revenues, as compared to the gross profit of $51.6 million, or 31.8% of net revenues, for the same period in the prior fiscal year.

Adjusted EBITDA was $10.8 million for the September 2016 quarter and $20.4 million for the six months ended September 30, 2016.

Cash and cash equivalents totaled $153.8 million at September 30, 2016, after generating $5.9 million in cash from operations during the quarter.

“IXYS is focused on three major objectives: increase gross profit margins, invest in research and development to meet evolving market trends and decrease expenses. Our ability to control internal strategy mitigates unpredictable external forces, namely, global market activity. We have confidence that our strategic growth initiatives, in combination with our operational efficiencies, will lead to further success in the months ahead,” stated Mr. Uzi Sasson, CEO and President of IXYS. “Therefore, we expect revenues in the December 2016 quarter to increase slightly from the September 2016 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. The company incurred non-cash charges, including those associated with the amortization of intangible assets and stock compensation. Adjusting the net income to exclude the impact of the amortization of intangible assets and stock compensation expenses and the applicable tax at the effective tax rate for the respective periods results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA reflects the exclusion of depreciation and amortization, stock compensation expenses, interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share and adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to new applications, better gross margins, our three major objectives, success in the months ahead and our revenues in the December 2016 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-Q for the fiscal quarter ended June 30, 2016. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	September 30,	March 31,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$153,804	$155,806
Restricted cash	274	277
Accounts receivable, net	38,997	38,440
Inventories, net	89,696	89,604
Prepaid expenses and other current assets	4,189	4,203
Total current assets	286,960	288,330
Property, plant and equipment, net	43,678	42,623
Other assets	64,197	63,724
Deferred income taxes	27,865	28,024

Total assets	$422,700	$422,701

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable to bank	1,087	1,804
Accounts payable	10,913	11,416
Accrued expenses and other current liabilities	24,542	21,290
Total current liabilities	36,542	34,510
Notes payable and other liabilities, net of current portion	84,945	92,589
Pension liabilities	15,424	16,307
Total liabilities	136,911	143,406

Common stock	383	382
Additional paid-in capital	155,342	152,200
Retained earnings	152,617	146,979
Accumulated other comprehensive (loss)	(22,553)	(20,266)
Stockholders' equity	285,789	279,295

Total liabilities and stockholders' equity	$422,700	$422,701

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net revenues	$78,629	$80,257	$159,267	$162,304
Cost of goods sold	53,174	54,245	109,818	110,690
Gross profit	25,455	26,012	49,449	51,614

Operating expenses:
Research, development and engineering	7,848	7,804	15,758	15,487

Selling, general and administrative	10,140	9,801	20,178	20,437

Amortization of intangibles	696	1,374	1,713	2,953

Total operating expenses	18,684	18,979	37,649	38,877

Operating income	6,771	7,033	11,800	12,737

Other (expense) income, net	24	(1,255)	266	(2,312)

Income before income tax provision	6,795	5,778	12,066	10,425

Provision for income tax	2,860	2,505	5,112	4,167

Net income	$3,935	$3,273	$6,954	$6,258

Net income per share - basic	$0.12	$0.10	$0.22	$0.20

Weighted average shares used in per share calculation - basic	31,490	31,651	31,447	31,769

Net income per share - diluted	$0.12	$0.10	$0.22	$0.19

Weighted average shares used in per share calculation - diluted	32,145	32,380	32,074	32,627

Reconciliation of net income to non-GAAP net income (in thousands, unaudited):
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income	$3,935	$3,273	$6,954	$6,258

Amortization of intangible assets	696	1,374	1,713	2,953
Stock compensation expense	874	951	1,729	1,691
Tax on stock compensation expense	(368)	(412)	(733)	(676)
Non-GAAP net income	$5,137	$5,186	$9,663	$10,226

Reconciliation of net income per share, diluted to non-GAAP net income per share, diluted (unaudited):
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net income per share, diluted	$0.12	$0.10	$0.22	$0.19

Amortization of intangible assets	0.02	0.04	0.05	0.09
Stock compensation expense	0.03	0.03	0.05	0.05
Tax on stock compensation expense	(0.01)	(0.01)	(0.02)	(0.02)
Non-GAAP net income per share, diluted	$0.16	$0.16	$0.30	$0.31

Weighted average shares used in per share calculation, diluted	32,145	32,380	32,074	32,627

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net income	$3,935	$3,273	$6,954	$6,258

Add:
Income tax expense	2,860	2,505	5,112	4,167
Interest expense	615	284	1,250	598
Depreciation and amortization	2,535	3,361	5,367	7,145
Stock compensation expense	874	951	1,729	1,691
Adjusted EBITDA	$10,819	$10,374	$20,412	$19,859

Contact:
Uzi Sasson
President & CEO
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000